NEWS RELEASE
FOR IMMEDIATE RELEASE
October 28, 2026
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FOURTH QUARTER AND FISCAL YEAR 2026 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced preliminary results today for the quarter and fiscal year ended September 30, 2026. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com. Additionally, our quarterly investor presentation can also be found on our website at https://ir.capfed.com/events-and-presentations/default.aspx.

The Company ended the current quarter with total assets of $9.67 billion and stockholders' equity of $1.01 billion and reported net income for the quarter of $22.4 million. For the fiscal year ended September 30, 2026, the Company reported net income of $86.4 million, up from $68.0 million for fiscal year 2025. This marks our ninth consecutive quarter of net interest income growth and net interest margin expansion. For the quarter, net interest income increased $1.3 million to $54.8 million, and net interest margin increased eight basis points to 2.39%, each due primarily to the continued growth in the higher-yielding commercial loan portfolio.

The continued remix of our assets and the strong earnings performance are the direct result of disciplined execution of our strategic banking initiatives. Executing on these initiatives during the current quarter allowed us to grow our commercial loan portfolio by $111.8 million, bringing the total outstanding balance to $2.58 billion at September 30, 2026, up from $2.12 billion at September 30, 2025. We continue to increase our commercial loan portfolio primarily by redeploying funds received from the repayment of single-family loans not utilized to replace originations in our local markets. Deposits grew $267.7 million during fiscal year 2026, primarily in retail deposits while the balance of our borrowings decreased $335.3 million, reflecting a significant remixing of our funding base. In addition, our commitment to share repurchases continued with the purchase of 2,512,196 shares for $21.7 million between July 1, 2026 and October 23, 2026.

John Dicus, CEO, stated, "Our fiscal year 2026 results reflect continued success in executing our strategic initiatives and the investments we have made in our people, technology and products. These investments have expanded our capabilities across all lines of business, allowing us to offer a broader range of products and services to our consumer and commercial clients, while also enhancing our trust and wealth management offerings. Our solid financial results and continued strong capital position are a direct result of ongoing commitment to our corporate strategies. These benefit our stockholders by enabling the payment of dividends, including a special dividend paid in January 2026, repurchases of our stock and a higher tangible book value per share. We expect that dividends and repurchases will continue."

Highlights for the current quarter include:
•net income of $22.4 million;
•net interest margin was 2.39%, an increase from 2.31% for the quarter ended June 30, 2026 (the "prior quarter");
•basic and diluted earnings per share of $0.18;
•an efficiency ratio of 53.79%;
•an operating expense ratio of 1.35%;
•cash dividends paid of $10.5 million, or $0.085 per share, and
•repurchased 1,684,276 shares of common stock at an average price of $8.74 per share.
•on October 27, 2026, the Company announced a cash dividend of $0.085 per share, payable on November 20, 2026 to stockholders of record as of the close of business on November 6, 2026.

Fiscal Year 2026 balance sheet highlights include:
•total assets of $9.67 billion at September 30, 2026;
•tangible book value per share of $8.02 at September 30, 2026, an increase of $0.17 since September 30, 2025;
•commercial loan growth of $468.8 million, or 22.2% since September 30, 2025;
•commercial deposit growth of $13.1 million, or 2.6% since September 30, 2025;

•distributions of $112.0 million from the Bank to the Company during fiscal year 2026; and
•cash dividends paid of $0.38 per share.

Billy Skrobacz, Jr., President, stated, "We have been building on the foundation laid in previous years to transform Capitol Federal into a fully integrated commercial bank providing products and services to all of our customer segments. Strategically, we are remixing our balance sheet and finding efficiencies in our operations while scaling our commercial capabilities and delivering exceptional customer service. We now provide retail, commercial, trust and wealth, private banking, and insurance customers with all of their financial services needs under one umbrella. We look forward to continued growth in the next fiscal year."

Strategic Banking Initiatives
As a full-service bank, we remain focused on broadening our product and service offerings, expanding our customer base, and enhancing the overall customer experience, through investments in technology, tactical talent acquisitions, effective marketing, enhanced internal monitoring of performance measures, and disciplined execution as we launch new services and products. Our marketing and business development efforts are strengthening and expanding our customer relationships. Our experienced and well-connected commercial bankers and trust and wealth advisors continue to identify and on-board new customer groups. Our treasury management product suite allows us to deliver best-in-class service to new and existing customers. We customize solutions using our broad product suite, advanced digital platforms and sophisticated cash management tools as we leverage our centralized organizational structure to respond quickly to our customers' needs and desires.

Commercial Lending. Commercial loans continue to grow as a percentage of our total loan portfolio, comprising 31% of the portfolio at September 30, 2026, compared to 26% at September 30, 2025. We continue to bring new commercial relationships into our portfolio, many with strong local connections. As we do this, we maintain strong credit quality through disciplined underwriting, ongoing credit administration and close monitoring of concentration levels by collateral type, geographic location and borrowing relationship.

We continue to leverage loan pricing and profitability software that provides insights on lending opportunities based on the full customer banking relationship and market intelligence regarding competitor pricing. As a result, we profitably compete with other financial institutions both inside and outside our market areas, leading, in part, to the growth in our commercial lending portfolio.

Treasury Management. The Bank's competitive suite of treasury management products is supported by an experienced team of treasury management officers. This team focuses on serving the deposit and cash management needs of commercial customers, growing this line of business through the acquisition of new customers located in our local market areas, and those we lend to outside these areas.

Our team of business development officers is tasked with growing the deposit base within the small business customer segment and providing product offerings specifically designed for these customers. Treasury management officers and business development officers often establish deposit relationships with new customers independent of a lending relationship. This is a focus area for our sales teams as the Bank diversifies funding sources and seeks to increase fee revenue tied to depository accounts.

In fiscal year 2027, we plan to add cash concentration services and new mobile features, and continue pursuing growth in our recently launched corporate card and lockbox products.

Digital Banking. We invest in digital banking to better serve our existing customers and attract new customers. As customers increasingly demand better digital experiences from a bank they can trust, we believe that we are well positioned to compete with fintech providers and other financial institutions because of the breadth of our product offerings, advanced digital platforms, and quality personal service.

During the current quarter, we (1) completed development that brings both self-directed and automated investing capabilities into True Blue Online®, providing customers with an investment experience directly connected to their checking or savings account and (2) completed development of new debit card management software for True Blue Online®, continuing to improve self-service debit card management capabilities. We expect both of these features to be launched in the first quarter of fiscal year 2027 with full availability to all customers in the second quarter of fiscal year 2027.

In fiscal year 2027, we have planned initiatives for a new mobile experience for youth banking with parental spending controls, improved onboarding workflows to make it easier to open an account with the Bank, and additional digital servicing features that allow customers to complete more account maintenance activities online.

Wealth Management. Building on our strategic investments in wealth management and private banking, we are making meaningful progress toward implementing customer-facing tools that advance our long-term growth objectives. We have enhanced our trust and financial advisory platform, including improvements to processes, technology, and service delivery that are expected to strengthen both the client and advisor experience. This transformation is expected to be fully implemented by the second quarter of fiscal year 2027.

In private banking, we have deepened relationships with high-net-worth households, business owners, and commercial clients through the onboarding of new relationships that include a combination of wealth management assets, deposits, and lending opportunities. Our focus on delivering coordinated banking, lending, and wealth management solutions has enhanced client engagement and expanded opportunities across multiple lines of business.

We also have increased referral activity between the wealth management, retail banking, and commercial banking teams. These collaborative efforts have led to the identification of opportunities to serve clients more comprehensively and support the Bank's strategy of growing fee-based revenue while deepening core customer relationships. These factors have contributed to strong new client acquisition and asset growth.

The progress achieved this quarter demonstrates continued momentum in building a scalable wealth management and private banking model that we believe will generate sustainable revenue growth, improve operating efficiency, and enhance stockholder value over time.

Stockholder Value. The intended result of our strategic initiatives is to deliver long-term sustainable stockholder value. As part of our historically robust and disciplined approach to capital management, we continue to generate returns to stockholders through earnings, dividend payments and share repurchases. Total dividends paid during the fourth quarter of fiscal year 2026 were $10.5 million, or $0.085 per share. During the year ended September 30, 2026, the Company paid dividends totaling $48.0 million, or $0.380 per share. We repurchased 8,054,222 shares for $60.6 million during the current fiscal year. Subsequent to September 30, 2026, the Company repurchased an additional 827,920 shares for $7.0 million through October 23, 2026. Since converting to a fully public company in December 2010 through September 30, 2026, we have returned $2.11 billion to stockholders through $1.61 billion in cash dividends and $500.6 million in share repurchases. For fiscal year 2027, it is the intention of the Board of Directors to continue the regular quarterly cash dividend of $0.085 per share and to seek further opportunities for value-enhancing share repurchases. At September 30, 2026, at the holding company level, the Company had $22.1 million in cash on deposit at the Bank.

Comparison of Operating Results for the Three Months Ended September 30, 2026 and June 30, 2026
For the quarter ended September 30, 2026, the Company recognized net income of $22.4 million, or $0.18 per share, compared to net income of $23.6 million, or $0.19 per share, for the quarter ended June 30, 2026. The decrease in net income was due primarily to higher non-interest expenses and a decrease in non-interest income, partially offset by an increase in net interest income. The net interest margin increased eight basis points, from 2.31% for the prior quarter to 2.39% for the current quarter, due primarily to continued growth in the higher yielding commercial loan portfolio.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$93,070	$90,566	$2,504	2.8%
Mortgage-backed securities ("MBS")	10,242	10,747	(505)	(4.7)
Cash and cash equivalents	1,173	1,988	(815)	(41.0)
Federal Home Loan Bank Topeka ("FHLB") stock	1,718	1,767	(49)	(2.8)
Investment securities	51	51	—	—
Total interest and dividend income	$106,254	$105,119	$1,135	1.1
The increase in interest income on loans receivable was due to continued growth in the commercial loan portfolio, as a significant portion of the cash flows from the one- to four-family loan portfolio continue to be redirected into the higher yielding commercial loan portfolio, along with an increase in the average yield on the one- to four-family loan portfolio. The decrease in interest income on cash and cash equivalents was due to a decrease in the average balance of cash compared to the prior quarter.

Interest Expense
The following table presents the components of interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$36,167	$36,275	$(108)	(0.3)%
Borrowings	15,258	15,361	(103)	(0.7)
Total interest expense	$51,425	$51,636	$(211)	(0.4)
The decrease in interest expense on deposits was due primarily to a decrease in the average cost and average balance of retail certificates of deposit ("CDs"), offset by an increase in the average balance of high yield savings accounts. The reduction in the average cost of retail CDs was due to existing higher rate CDs renewing at lower rates as the Bank selectively changed rates on term CDs while retaining approximately 82% of CD renewals. Interest expense on borrowings decreased compared to the prior quarter due to continued repayments on amortizing FHLB advances, along with the full quarter impact of $50.0 million of FHLB borrowings that matured during the prior quarter and were not replaced.

Provision for Credit Losses
No provision for credit losses was recorded during the current quarter, as the increase in provision for credit losses associated with off-balance sheet credit exposures was offset by a release of provision for credit losses associated with the allowance for credit losses ("ACL"), due primarily to a more favorable forecast for some of the commercial-related economic indices, primarily commercial real estate price indices. The Company recorded a release of provision for credit losses of $433 thousand during the prior quarter.

Non-Interest Income
The following table presents the components of non-interest income for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,927	$2,987	$(60)	(2.0)%
Income from bank-owned life insurance ("BOLI")	1,526	1,856	(330)	(17.8)
Insurance commissions	749	838	(89)	(10.6)
Other non-interest income	832	987	(155)	(15.7)
Total non-interest income	$6,034	$6,668	$(634)	(9.5)
The decrease in income from BOLI was due primarily to death benefits received in the prior quarter with no such benefits in the current quarter. The decrease in other non-interest income was due primarily to decreases in brokerage and trust fee income and insurance commissions, reflecting fewer one-time fees related to account closures and distributions in the prior quarter as we transition service providers, while recurring fee revenue remained strong.

Non-Interest Expense
The following table presents the components of non-interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$17,048	$16,858	$190	1.1%
Information technology and related expense	5,721	4,787	934	19.5
Occupancy, net	3,333	3,372	(39)	(1.2)
Professional and other services	1,706	1,501	205	13.7
Advertising and promotional	1,468	1,365	103	7.5
Federal insurance premium	1,096	1,103	(7)	(0.6)
Deposit and loan transaction costs	716	631	85	13.5
Office supplies and related expense	440	442	(2)	(0.5)
Other non-interest expense	1,208	1,283	(75)	(5.8)
Total non-interest expense	$32,736	$31,342	$1,394	4.4
The increase in information technology and related expense was driven primarily by credits and reimbursements from a vendor in the prior quarter related to contractual and service fulfillment matters. The increase in professional and other services was due primarily to increased consulting and controls testing services during the quarter.

The Company's efficiency ratio was 53.79% for the current quarter compared to 52.10% for the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue. The Company's operating expense ratio (annualized) for the current quarter was 1.35%, compared to 1.29% for the prior quarter. The operating expense ratio is a measure of a financial institution's total non-interest expense as a percentage of average assets, providing insight into how efficiently the Company is managing its expenses in relation to its assets and does not take into consideration changes in interest rates. The operating expense ratio was higher in the current quarter due to higher non-interest expense.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2026	2026	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$28,127	$29,242	$(1,115)	(3.8)%
Income tax expense	5,751	5,672	79	1.4
Net income	$22,376	$23,570	$(1,194)	(5.1)

Effective tax rate	20.4%	19.4%

The increase in income tax expense and the effective tax rate was due primarily to a true-up of the estimates utilized in prior fiscal year State of Kansas tax return based on updated information and refinements to the related tax calculation during the current quarter. The true-up increased income tax expense and caused the effective tax rate to increase notwithstanding the decrease in income before income tax expense.

Comparison of Operating Results for the Years Ended September 30, 2026 and 2025
The Company recognized net income of $86.4 million, or $0.69 per share, for the current year, compared to net income of $68.0 million, or $0.52 per share for the prior year. The increase in net income was due mainly to higher net interest income and non-interest income, partially offset by higher non-interest expense and income tax expense. The net interest margin increased 32 basis points, from 1.96% for the prior year to 2.28% for the current year. The increase in net interest margin was due mainly to growth in the higher yielding commercial loan portfolio, along with a decrease in the average balance of borrowings and the average cost of CDs, partially offset by an increase in the average balance of deposits, mainly high yield savings accounts.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$362,751	$332,518	$30,233	9.1%
MBS	43,183	46,259	(3,076)	(6.6)
Cash and cash equivalents	8,408	8,368	40	0.5
FHLB stock	7,375	8,997	(1,622)	(18.0)
Investment securities	205	3,377	(3,172)	(93.9)
Total interest and dividend income	$421,922	$399,519	$22,403	5.6
The increase in interest income on loans receivable was due primarily to commercial loan growth, as cash flows from the one- to four-family loan portfolio continued to be redirected into the higher yielding commercial loan portfolio. The decrease in FHLB stock dividend income was due primarily to a reduction in the balance of FHLB stock resulting from paying off maturing FHLB borrowings between periods and repayments on amortizing FHLB borrowings, which reduced the Bank's required FHLB stock holdings. The decrease in interest income on investment securities was due primarily to a lower average balance, caused mainly by repayments and securities that were called or matured between periods and were not replaced in their entirety.

Interest Expense
The following table presents the components of interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$146,241	$146,262	$(21)	—%
Borrowings	63,786	72,946	(9,160)	(12.6)
Total interest expense	$210,027	$219,208	$(9,181)	(4.2)
Interest expense on deposits was relatively unchanged compared to the prior year as a decrease in the average cost of CDs, caused by existing higher rate retail CDs renewing at lower rates, was offset by an increase in the average balance of high yield savings accounts. The decrease in interest expense on borrowings was due primarily to a decrease in the average balance of borrowings resulting from FHLB borrowings that matured between periods and were not renewed, the restructuring of certain borrowings during the year, and continued repayments on amortizing FHLB advances. Cash flows from the increase in the deposit portfolio and excess operating cash were used to pay off maturing FHLB borrowings and repay amortizing FHLB advances.

Provision for Credit Losses
The Company recorded a provision for credit losses of $3.0 million during the current year compared to a provision for credit losses of $745 thousand for the prior year. The provision for credit losses in the current year was due primarily to establishing a $4.0 million specific valuation allowance related to a nonaccrual commercial lending relationship, along with commercial loan and commitment growth, partially offset by improvement between periods in some of the commercial-related forecasted economic indices and an update to the ACL model's regression analyses.

Non-Interest Income
The following table presents the components of non-interest income for the periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$11,476	$11,043	$433	3.9%
Income from BOLI	5,498	3,067	2,431	79.3
Insurance commissions	2,888	3,605	(717)	(19.9)
Other non-interest income	3,778	3,010	768	25.5
Total non-interest income	$23,640	$20,725	$2,915	14.1
Income from BOLI was higher in the current year due primarily to $45.0 million in new BOLI policies being purchased during the current year, along with an increase in the crediting rate as a result of updates to certain policies that were executed in the second half of the prior year. Insurance commissions were lower compared to the prior year due primarily to contingent commissions received versus accrued in the current year compared to the prior year. Other non-interest income was higher in the current year due mainly to increased commercial loan fee activity and growth in the trust and brokerage business.

Non-Interest Expense
The following table presents the components of non-interest expense for the periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$65,481	$60,383	$5,098	8.4%
Information technology and related expense	21,067	19,690	1,377	7.0
Occupancy, net	13,420	13,397	23	0.2
Professional and other services	6,575	5,433	1,142	21.0
Advertising and promotional	4,534	4,950	(416)	(8.4)
Federal insurance premium	4,420	4,319	101	2.3
Deposit and loan transaction costs	2,831	2,843	(12)	(0.4)
Office supplies and related expense	1,874	1,696	178	10.5
Other non-interest expense	4,626	4,559	67	1.5
Total non-interest expense	$124,828	$117,270	$7,558	6.4
The increase in salaries and employee benefits was mainly attributable to an increase in full-time equivalent employees between periods, merit increases and salary adjustments to remain market competitive, as well as increased incentive compensation. The increase in information technology and related expense was due primarily to an increase in software licensing expense as a result of new agreements and applications that were implemented, along with annual increases in costs of existing agreements, partially offset by a vendor credit applied in the current year. The increase in professional and other services was due primarily to new relationships with outside service providers and additional services provided by current providers.

The Company's efficiency ratio was 53.00% for the current year compared to 58.33% for the prior year. The improvement in the efficiency ratio was due primarily to higher net interest income compared to the prior year, partially offset by higher non-interest expense. The Company's operating expense ratio for the current year was 1.28% compared to 1.22% for the prior year. The operating expense ratio was higher in the current year due mainly to higher non-interest expense, partially offset by higher average asset balances compared to the prior year.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Year Ended
	September 30,		Change Expressed in:
	2026	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$107,662	$83,021	$24,641	29.7%
Income tax expense	21,264	14,996	6,268	41.8
Net income	$86,398	$68,025	$18,373	27.0

Effective tax rate	19.8%	18.1%
Income tax expense was higher in the current year due primarily to higher pretax income. The effective tax rate was higher in the current year due primarily to a reduction of the effective tax rate in Kansas for the prior year that was not repeated in the current year. Additionally, the Bank continued to benefit from low-income housing tax credits, which reduced the tax rate.

Fiscal Year 2027 Outlook
The near-term outlook for commercial loan balances is an increase of approximately a 17%, with overall total loans receivable, net, anticipated to increase by approximately 2.5% for fiscal year 2027. Deposits are anticipated to grow 6.2% during fiscal year 2027, helping to support our loan growth and liquidity levels. The effective tax rate for fiscal year 2027 is anticipated to range between 20.0% and 21.0%. As the Company realizes the benefits of executing on its initiatives, it is likely the Company will exceed $10 billion in total assets in the coming fiscal years.

Salary and employee benefit expense is anticipated to increase approximately 4.8% in fiscal year 2027 from the fiscal year 2026 level due to the expected hiring of additional professionals, merit increases, continued staff compensation alignment with market compensation levels, and the impact of the first full year of compensation for recently hired staff. Occupancy expense is anticipated to increase 7.4% in fiscal year 2027 from fiscal year 2026, primarily due to improvement projects on several large facilities expected to be completed during the current fiscal year 2027. Information technology expense is anticipated to increase during fiscal year 2027 approximately 22.4% from fiscal year 2026 due to recognizing full year amortization of software licenses and annual cost escalation, hardware implemented or placed into service in fiscal years 2026 and 2027 on which we did not record depreciation in fiscal year 2026, project implementation delays to fiscal year 2027, along with several new initiatives including a customer relationship management system. Overall, non-interest expense is projected to increase 7% in fiscal year 2027 from fiscal year 2026.

Management anticipates the Board of Governors of the Federal Reserve System will continue to increase rates during our 2027 fiscal year, which will put pressure on deposit costs. Management also anticipates that rising rates will result in an increase in loan yields as new loans are booked, existing loans reprice to higher rates, and commercial loans replace 1-4 family residential loans in the portfolio.

Financial Condition as of September 30, 2026
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	September 30,	June 30,	Percent	September 30,	Percent
	2026	2026	Change	2025	Change
	(Dollars and shares in thousands)
Total assets	$9,674,800	$9,662,184	0.5%	$9,778,701	(1.1)%
Available-for-sale ("AFS") securities	734,814	783,559	(24.9)	867,216	(15.3)
Loans receivable, net	8,198,826	8,166,762	1.6	8,111,961	1.1
Deposits	6,859,169	6,850,705	0.5	6,591,448	4.1
Borrowings	1,615,443	1,636,246	(5.1)	1,950,770	(17.2)
Stockholders' equity	1,006,124	1,021,320	(6.0)	1,047,677	(4.0)
Equity to total assets at end of period	10.4%	10.6%		10.7%
Tangible book value per share	$8.02	$8.04	(1.0)	$7.85	2.2
Average number of basic and diluted shares outstanding	122,729	124,009	(4.1)	129,874	(5.5)

Comparison to June 30, 2026
The loan portfolio increased $32.1 million during the current quarter due to commercial loan growth of $111.8 million, or an 18% annualized increase, mainly in the commercial real estate portfolio, partially offset by a decrease of $79.4 million in the one- to four-family loan portfolio. It is expected that a significant portion of repayments from our one- to four-family loan portfolio will continue to be directed toward supporting commercial loan growth. Maintaining strong credit quality remains a top priority as we expand our commercial loan portfolio. The weighted average debt service coverage ratio ("DSCR") for commercial loan originations and participations during the current quarter was 2.43x and the weighted average loan-to-value ("LTV") for commercial real estate and construction loan originations and participations was 62%. The weighted average DSCR and LTV for our commercial real estate and construction loan portfolios was 1.78x and 63%, respectively, at September 30, 2026.

Deposits increased $8.5 million during the current quarter, as an increase in high yield savings accounts was partially offset by decreases in retail money market accounts, commercial checking accounts, and CDs. Borrowings decreased $20.8 million from June 30, 2026, due to principal repayments made on the Bank's amortizing FHLB advances. Management estimates that the Bank had $4.40 billion in liquidity available at September 30, 2026, based on the Bank's blanket collateral agreement with FHLB, available brokered and public unit deposit capacity, unencumbered securities, and cash and cash equivalent balances. The balance of AFS securities decreased $48.7 million due to principal repayments and the change in market value to an unrealized loss as a result of an increase in market interest rates. Stockholders' equity decreased $15.2 million during the current quarter, due primarily to share repurchases, a decrease in accumulated other comprehensive income ("AOCI") associated with AFS securities, and dividend payments.

Comparison to September 30, 2025
The loan portfolio increased $86.9 million from September 30, 2025, which was attributable to a $468.8 million increase in commercial loans, offset by a $381.8 million decrease in one- to four-family loans, as the Bank continued to redirect cash flows from the one- to four-family loan portfolio to the commercial loan portfolio. The growth in the commercial loan portfolio was primarily in commercial real estate loans. The weighted average DSCR for commercial loan originations/participations during the year ended September 30, 2026 was 2.30x and the weighted average LTV for commercial real estate and construction loan originations/participations was 67%.

Deposits increased $267.7 million from September 30, 2025 due mainly to an increase in high yield savings accounts, retail checking, and commercial checking, partially offset by a decrease in CDs. Management remains focused on growing commercial relationships and deposits. During the year ended September 30, 2026, commercial non-interest-bearing deposits increased $32.3 million, or 16.9%. Borrowings decreased $335.3 million during the current year due primarily to the maturity of $250.0 million of borrowings that were not replaced, along with principal repayments made on the Bank's amortizing FHLB advances.

The following table summarizes loan originations and participations, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The new borrowings during the current period relate to advances that matured and were renewed during the current quarter. New borrowings in the prior quarter periods represent maturing advances that were prepaid and renewed to lower rates. All new borrowings are also reflected in the maturities and repayments line.

	For the Three Months Ended		For the Year Ended
	September 30, 2026		September 30, 2026
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan activity
Originations and participations
One- to four-family and consumer
Originated	$135,698	6.45%	$428,397	6.31%
Purchased	—	—	—	—

Commercial
Originated	377,603	6.21	994,626	6.33
Participations	13,079	6.11	117,100	6.35
	$526,380	6.27	$1,540,123	6.33

Repayments
One- to four-family and consumer	(208,462)		(794,845)
Commercial	(122,933)		(459,423)
	$(331,395)		$(1,254,268)

Deposit activity
Retail non-maturity deposits	$31,243		$379,686
Commercial non-maturity deposits	(9,158)		24,844
Retail/Commercial certificates of deposit	(5,963)		(74,354)

Borrowing activity
Maturities and repayments	(196,169)	3.77	(934,673)	3.39
New borrowings	175,000	3.93	600,000	3.83

Stockholders' Equity
Stockholders' equity totaled $1.01 billion at September 30, 2026. Consistent with our goal to operate a sound and profitable financial organization that delivers long-term stockholder value, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2026, all of the Bank's capital ratios exceeded the well-capitalized requirements, and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of September 30, 2026, the Bank's CBLR was 9.5%. Excluding the impact of federal tax credits, the Bank's CBLR would have been 9.8% as of September 30, 2026.

During the year ended September 30, 2026, the Company repurchased 8,054,222 shares of common stock at an average price of $7.53 per share, or $60.6 million in total. From October 1, 2026 through October 23, 2026, the Company repurchased an additional 827,920 shares of common stock at an average price of $8.45 per share, or $7.0 million in total. The Company intends to continue to repurchase stock from time to time depending upon market conditions, available liquidity, and other factors. Although our existing repurchase plans have no expiration date, we are required to annually seek the Federal Reserve Bank of Kansas City's ("FRB'") non-objection for the remaining buyback amount. The Company has received non-objection from the FRB for an additional $75.0 million of stock repurchase authority to begin at the completion of the current plan (which had $10.5 million remaining authorized as of September 30, 2026).

During the year ended September 30, 2026, the Company paid cash dividends totaling $48.0 million, or $0.380 per share, which consisted of a $0.040 per share special cash dividend paid in January 2026 and four regular quarterly cash dividends of $0.085 per share, totaling $0.340 per share for the quarterly cash dividends. On October 27, 2026, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $10.3 million, payable on November 20, 2026 to stockholders of record as of the close of business on November 6, 2026. The special cash dividend paid in January 2026, in addition to the Company's history of regular quarterly dividends and opportunistic share repurchases, demonstrates the Company's multi-channel focus on delivering stockholder value through disciplined capital allocation that balances investments in the future of the Company with incremental opportunities to return capital to stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital compliance, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's current tax earnings and accumulated earnings and profits, and the amount of cash at the holding company level.

The Board of Directors continues to evaluate various alternatives for capital allocation to enhance stockholder value, including the repurchase of stock, the payment of additional cash dividends, or retaining earnings to support future growth. Since converting to a fully public company in December 2010 through September 30, 2026, we have returned $2.11 billion in capital to stockholders through dividends totaling $1.61 billion and stock repurchases totaling $500.6 million. This is supported by our holistic approach to managing the balance sheet through continuous modeling of the Bank's performance, risk management, our commitment to credit quality and periodic stress testing.

At September 30, 2026, at the holding company level, the Company had $22.1 million in cash on deposit at the Bank. During the year ended September 30, 2026, the Bank distributed $112.0 million from the Bank to the Company. Earnings distributions from the Bank to the Company will be limited to the extent necessary to prevent the Bank from re-entering a negative accumulated earnings and profit position and having to pay the pre-1988 bad debt recapture tax on earnings moved from the Bank to the Company.

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2026. As of October 23, 2026, total shares outstanding were 123,413,063.

Total shares outstanding	124,240,983
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,511,458)
Net shares outstanding	121,729,525
Capitol Federal Financial, Inc. is the holding company for the Bank. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of potential pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	September 30,
	2026	2026	2025
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $132,174, $118,155 and $229,566)	$150,292	$136,098	$252,443
AFS securities, at estimated fair value (amortized cost of $743,636, $774,757 and $847,369)	734,814	783,559	867,216
Loans receivable, net (ACL of $25,999, $26,103 and $24,039)	8,198,826	8,166,762	8,111,961
FHLB stock, at cost	75,113	76,115	90,662
Premises and equipment, net	88,648	88,461	89,314
Income taxes receivable, net	—	747	220
Deferred federal income tax assets, net	26,222	22,711	23,826
Other assets	400,885	387,731	343,059
TOTAL ASSETS	$9,674,800	$9,662,184	$9,778,701

LIABILITIES:
Deposits	$6,859,169	$6,850,705	$6,591,448
Borrowings	1,615,443	1,636,246	1,950,770
Advances by borrowers	67,150	40,594	65,416
Income taxes payable, net	680	—	—
Deferred state income tax liabilities, net	2,897	3,146	2,056
Other liabilities	123,337	110,173	121,334
Total liabilities	8,668,676	8,640,864	8,731,024

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 124,240,983, 125,857,559 and 132,204,305 shares issued and outstanding as of September 30, 2026, June 30, 2026, and September 30, 2025, respectively	1,242	1,259	1,322
Additional paid-in capital	1,081,540	1,096,321	1,142,711
Unearned compensation, ESOP	(23,128)	(23,541)	(24,780)
Accumulated deficit	(48,893)	(60,798)	(87,331)
AOCI, net of tax	(4,637)	8,079	15,755
Total stockholders' equity	1,006,124	1,021,320	1,047,677
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,674,800	$9,662,184	$9,778,701

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2026	2026	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans receivable	$93,070	$90,566	$362,751	$332,518
MBS	10,242	10,747	43,183	46,259
Cash and cash equivalents	1,173	1,988	8,408	8,368
FHLB stock	1,718	1,767	7,375	8,997
Investment securities	51	51	205	3,377
Total interest and dividend income	106,254	105,119	421,922	399,519

INTEREST EXPENSE:
Deposits	36,167	36,275	146,241	146,262
Borrowings	15,258	15,361	63,786	72,946
Total interest expense	51,425	51,636	210,027	219,208

NET INTEREST INCOME	54,829	53,483	211,895	180,311

PROVISION FOR CREDIT LOSSES	—	(433)	3,045	745
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	54,829	53,916	208,850	179,566

NON-INTEREST INCOME:
Deposit service fees	2,927	2,987	11,476	11,043
Income from BOLI	1,526	1,856	5,498	3,067
Insurance commissions	749	838	2,888	3,605
Other non-interest income	832	987	3,778	3,010
Total non-interest income	6,034	6,668	23,640	20,725

NON-INTEREST EXPENSE:
Salaries and employee benefits	17,048	16,858	65,481	60,383
Information technology and related expense	5,721	4,787	21,067	19,690
Occupancy, net	3,333	3,372	13,420	13,397
Professional and other services	1,706	1,501	6,575	5,433
Advertising and promotional	1,468	1,365	4,534	4,950
Federal insurance premium	1,096	1,103	4,420	4,319
Deposit and loan transaction costs	716	631	2,831	2,843
Office supplies and related expense	440	442	1,874	1,696
Other non-interest expense	1,208	1,283	4,626	4,559
Total non-interest expense	32,736	31,342	124,828	117,270
INCOME BEFORE INCOME TAX EXPENSE	28,127	29,242	107,662	83,021
INCOME TAX EXPENSE	5,751	5,672	21,264	14,996
NET INCOME	$22,376	$23,570	$86,398	$68,025

Average Balance Sheets. The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. All amounts are presented on a fully taxable basis for the periods presented. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates.

	For the Three Months Ended
	September 30, 2026			June 30, 2026
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,620,510	$36,374	4.02%	$3,657,542	$36,163	3.95%
Purchased	1,943,430	16,102	3.31	2,004,445	16,438	3.28
Total one- to four-family loans	5,563,940	52,476	3.77	5,661,987	52,601	3.72
Commercial loans:
Commercial real estate	2,056,253	30,074	5.72	1,935,982	28,038	5.73
Commercial and industrial	285,670	4,984	6.83	259,110	4,523	6.91
Commercial construction	188,519	3,353	6.96	191,277	3,275	6.77
Total commercial loans	2,530,442	38,411	5.94	2,386,369	35,836	5.94
Consumer loans	117,916	2,183	7.35	116,176	2,129	7.35
Total loans receivable(1)	8,212,298	93,070	4.49	8,164,532	90,566	4.42
MBS(2)	756,985	10,242	5.41	788,182	10,747	5.45
Investment securities(2)	4,000	51	5.13	4,000	51	5.13
FHLB stock	74,404	1,718	9.16	77,904	1,767	9.10
Cash and cash equivalents	123,963	1,173	3.70	215,292	1,988	3.65
Total interest-earning assets	9,171,650	106,254	4.60	9,249,910	105,119	4.53
Other non-interest-earning assets	504,854			499,604
Total assets	$9,676,504			$9,749,514

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$894,303	533	0.24	$921,875	557	0.24
High yield savings	767,573	7,006	3.62	674,677	6,082	3.62
Other savings	426,812	77	0.07	435,168	78	0.07
Money market	1,214,958	3,527	1.15	1,222,445	3,471	1.14
Retail certificates	2,734,472	23,881	3.46	2,814,027	24,786	3.53
Commercial certificates	64,035	545	3.38	67,447	588	3.49
Wholesale certificates	60,753	598	3.90	72,425	713	3.95
Total deposits	6,162,906	36,167	2.33	6,208,064	36,275	2.34
Borrowings	1,623,245	15,258	3.72	1,677,426	15,361	3.67
Total interest-bearing liabilities	7,786,151	51,425	2.62	7,885,490	51,636	2.63
Non-interest-bearing deposits	671,786			672,513
Other non-interest-bearing liabilities	196,573			168,254
Stockholders' equity	1,021,994			1,023,257
Total liabilities and stockholders' equity	$9,676,504			$9,749,514

Net interest income(3)		$54,829			$53,483
Net interest-earning assets	$1,385,499			$1,364,420
Net interest margin(4)			2.39			2.31
Ratio of interest-earning assets to interest-bearing liabilities			1.18x			1.17x

Selected performance ratios:
Return on average assets (annualized)(5)			0.92%			0.97%
Return on average equity (annualized)(6)			8.76			9.21
Average equity to average assets			10.56			10.50
Operating expense ratio (annualized)(7)			1.35			1.29
Efficiency ratio(8)			53.79			52.10

	For the Year Ended September 30,
	2026			2025
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,680,786	$145,256	3.95%	$3,859,371	$145,552	3.77%
Purchased	2,030,417	67,064	3.30	2,256,624	73,932	3.28
Total one- to four-family loans	5,711,203	212,320	3.72	6,115,995	219,484	3.59
Commercial loans:
Commercial real estate	1,916,365	111,718	5.75	1,452,288	82,426	5.60
Commercial and industrial	246,204	17,165	6.88	151,126	10,396	6.78
Commercial construction	188,600	12,946	6.77	176,620	11,333	6.33
Total commercial loans	2,351,169	141,829	5.95	1,780,034	104,155	5.77
Consumer loans	115,920	8,602	7.42	111,402	8,879	7.97
Total loans receivable(1)	8,178,292	362,751	4.41	8,007,431	332,518	4.13
MBS(2)	790,355	43,183	5.46	834,345	46,259	5.54
Investment securities(2)	4,000	205	5.13	63,650	3,377	5.31
FHLB stock	80,844	7,375	9.12	97,054	8,997	9.27
Cash and cash equivalents	220,853	8,408	3.75	185,052	8,368	4.46
Total interest-earning assets	9,274,344	421,922	4.53	9,187,532	399,519	4.33
Other non-interest-earning assets	489,768			460,405
Total assets	$9,764,112			$9,647,937

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$900,722	2,135	0.24	$874,377	2,010	0.23
High yield savings	634,352	23,320	3.68	283,605	11,492	4.05
Other savings	428,367	312	0.07	437,766	335	0.08
Money market	1,227,733	14,502	1.18	1,237,612	15,643	1.26
Retail certificates	2,803,484	100,221	3.57	2,782,181	110,813	3.98
Commercial certificates	64,370	2,245	3.49	58,675	2,318	3.95
Wholesale certificates	88,284	3,506	3.97	86,457	3,651	4.22
Total deposits	6,147,312	146,241	2.38	5,760,673	146,262	2.54
Borrowings	1,748,707	63,786	3.64	2,108,626	72,946	3.46
Total interest-bearing liabilities	7,896,019	210,027	2.66	7,869,299	219,208	2.78
Non-interest-bearing deposits	650,224			562,084
Other non-interest-bearing liabilities	183,321			177,178
Stockholders' equity	1,034,548			1,039,376
Total liabilities and stockholders' equity	$9,764,112			$9,647,937

Net interest income(3)		$211,895			$180,311
Net interest-earning assets	$1,378,325			$1,318,233
Net interest margin(4)			2.28			1.96
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets(5)			0.88%			0.71%
Return on average equity(6)			8.35			6.54
Average equity to average assets			10.60			10.77
Operating expense ratio(7)			1.28			1.22
Efficiency ratio(8)			53.00			58.33

(1)Balances are adjusted for unearned loan fees and deferred costs. Nonaccrual loans are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(4)Net interest margin represents net interest income (annualized for the three-month periods) as a percentage of average interest-earning assets. Management believes that the net interest margin is important to investors as it is a profitability measure for financial institutions.
(5)Return on average assets represents net income (annualized for the three-month periods) as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(6)Return on average equity represents net income (annualized for the three-month periods) as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(7)The operating expense ratio represents non-interest expense (annualized for the three-month periods) as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(8)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's cost to generate income. A lower value generally indicates that it is costing the financial institution less money to generate revenue, related to its net interest margin and non-interest income.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	September 30, 2026			June 30, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,613,266	3.96%	43.9%	$3,642,458	3.90%	44.5%	$3,774,134	3.78%	46.4%
Purchased	1,896,133	3.52	23.0	1,949,224	3.51	23.8	2,114,447	3.49	26.0
Construction	13,419	6.06	0.2	10,574	6.06	0.1	16,054	6.17	0.2
Total	5,522,818	3.81	67.1	5,602,256	3.77	68.4	5,904,635	3.68	72.6
Commercial:
Commercial real estate	2,066,545	5.90	25.1	2,005,641	5.82	24.5	1,709,990	5.82	21.0
Commercial and industrial	323,634	6.68	3.9	273,854	6.69	3.3	210,119	6.92	2.6
Commercial construction	194,607	6.71	2.4	193,480	6.59	2.4	195,886	6.42	2.4
Total	2,584,786	6.06	31.4	2,472,975	5.98	30.2	2,115,995	5.98	26.0
Consumer loans:
Home equity	111,475	7.55	1.4	110,372	7.57	1.3	104,809	8.15	1.3
Other	7,526	5.49	0.1	7,136	5.56	0.1	8,436	5.55	0.1
Total	119,001	7.42	1.5	117,508	7.45	1.4	113,245	7.96	1.4
Total loans receivable	8,226,605	4.57	100.0%	8,192,739	4.49	100.0%	8,133,875	4.34	100.0%

Less:
ACL	25,999			26,103			24,039
Deferred loan fees/discounts	31,642			30,508			31,268
Premiums/deferred costs	(29,862)			(30,634)			(33,393)
Total loans receivable, net	$8,198,826			$8,166,762			$8,111,961

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended				For the Year Ended
	September 30, 2026		June 30, 2026		September 30, 2026		September 30, 2025
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$8,192,739	4.49%	$8,139,296	4.42%	$8,133,875	4.34%	$7,923,251	4.02%
Originated and refinanced	513,302	6.28	333,566	6.30	1,423,023	6.33	1,149,469	6.80
Participations	13,079	6.11	20,501	6.41	117,100	6.35	104,431	7.10
Change in undisbursed loan funds	(160,928)		(5,460)		(192,429)		(14,556)
Repayments	(331,395)		(295,016)		(1,254,268)		(1,026,401)
Principal (charge-offs)/recoveries, net	48		(148)		(256)		(198)
Other	(240)		—		(440)		(2,121)
Ending balance	$8,226,605	4.57	$8,192,739	4.49	$8,226,605	4.57	$8,133,875	4.34

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average LTV, and average balance per loan as of September 30, 2026. Credit scores were updated in September 2026 from a nationally recognized consumer rating agency. The LTVs were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,613,266	65.4%	3.96%	770	57%	$173
Purchased	1,896,133	34.3	3.52	767	59	370
Construction	13,419	0.3	6.06	774	31	268
	5,522,818	100.0%	3.81	769	57	212

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the periods indicated. As of September 30, 2026, the Bank had one- to four-family loan and refinance commitments totaling $37.5 million at a weighted average rate of 6.41%.

For the Three Months Ended				For the Year Ended
September 30, 2026				September 30, 2026
			Credit				Credit
Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
(Dollars in thousands)
$108,199	6.30%	73%	766	$350,996	6.05%	74%	768

Commercial Loans: The tables below summarize commercial loan origination and participation activity for the periods presented, along with weighted average LTV and weighted average DSCR. For commercial real estate and commercial construction loans, the LTV is calculated using the gross loan amount (comprised of unpaid principal and undisbursed amounts) and the collateral value at the time of origination. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history.

	For the Three Months Ended September 30, 2026
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$87,822	5.94%	$13,079	6.11%	$100,901	5.96%	65%	1.7x
Commercial and industrial	88,358	6.38	—	—	88,358	6.38	N/A	5.70
Commercial construction	201,423	6.26	—	—	201,423	6.26	61	1.37
	$377,603	6.21	$13,079	6.11	$390,682	6.21	62	2.43

	For the Year Ended September 30, 2026
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$444,707	6.18%	$45,589	6.21%	$490,296	6.18%	68%	2.17x
Commercial and industrial	201,466	6.51	—	—	201,466	6.51	N/A	4.64
Commercial construction	348,453	6.42	71,511	6.44	419,964	6.43	66	1.33
	$994,626	6.33	$117,100	6.35	$1,111,726	6.33	67	2.30

The following table presents commercial loan disbursements, excluding lines of credit, during the periods indicated.

	For the Three Months Ended				For the Year Ended
	September 30, 2026		June 30, 2026		September 30, 2026		September 30, 2025
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$90,428	5.93%	$119,251	6.09%	$482,151	6.19%	$533,719	6.64%
Commercial and industrial	45,127	6.75	62,919	6.64	181,338	6.79	107,841	7.31
Commercial construction	49,524	6.64	46,628	6.59	204,230	6.65	211,824	6.68
	$185,079	6.32	$228,798	6.34	$867,719	6.43	$853,384	6.73

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. At September 30, 2026, participation loans accounted for $469.0 million, or 20.7%, of the Bank's commercial real estate and commercial construction loans. Management anticipates fully funding the majority of the undisbursed amounts as most are not cancellable by the Bank.

					June 30,
	September 30, 2026				2026
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	36	$684,913	$70,824	$755,737	$691,911
Senior housing	54	543,158	26,212	569,370	571,406
Multi-family	31	312,364	242,774	555,138	425,381
Retail building	129	275,726	76,649	352,375	355,987
Office building	79	115,825	26,466	142,291	138,078
One- to four-family property	266	116,031	15,929	131,960	130,562
Single use building	28	77,316	12,752	90,068	55,300
Warehouse/manufacturing	51	65,345	454	65,799	67,047
Land	22	45,870	676	46,546	48,188
Other	27	24,604	540	25,144	26,321
	723	$2,261,152	$473,276	$2,734,428	$2,510,181

Weighted average rate		5.97%	6.46%	6.06%	5.97%

The following table summarizes the unpaid principal balance of non-owner occupied and owner occupied loans within the Bank's commercial real estate loan portfolio, aggregated by primary collateral, along with weighted LTV and weighted DSCR, as of September 30, 2026.

	Non-owner Occupied				Owner Occupied
		Unpaid	Weighted	Weighted		Unpaid	Weighted	Weighted
	Count	Principal	LTV	DSCR	Count	Principal	LTV	DSCR
	(Dollars in thousands)
Hotel	29	$634,104	54%	1.46x	–	$—	—%	—x
Senior housing	51	505,527	72	1.79	–	—	—	—
Retail building	44	167,448	62	1.87	69	71,083	56	1.88
Office building	24	71,822	64	1.37	53	37,750	62	8.53
Warehouse/manufacturing	15	22,741	60	3.80	33	33,446	64	1.57
Single use building	9	48,549	69	1.24	17	28,716	63	1.78
Other	6	5,680	64	1.34	8	6,497	49	1.92
	178	$1,455,871	62	1.65	180	$177,492	60	3.22

The following table outlines management's funding expectations for the Bank's commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of September 30, 2026. Of the amounts included in the December 31, 2026 projected disbursement amount, $35.8 million was funded through October 23, 2026. Due to the nature of a revolving line of credit, management is unable to project funding expectations for those balances, so those amounts are presented separately.

	Projected Disbursements for the Quarters Ending
	December 31, 2026	March 31, 2027	June 30, 2027	Thereafter	Revolving Lines of Credit	Total
	(Dollars in thousands)
Undisbursed amounts	$81,401	$78,623	$60,345	$239,056	$13,851	$473,276
Commitments	22,075	1,216	15,313	88,432	—	127,036
	$103,476	$79,839	$75,658	$327,488	$13,851	$600,312

Weighted average rate	6.56%	6.51%	6.46%	6.27%	6.73%	6.38%

The following table summarizes the Bank's commercial real estate and commercial construction loans by the state in which the collateral is located, as of the dates indicated.

					June 30,
	September 30, 2026				2026
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	504	$859,106	$218,709	$1,077,815	$1,006,215
Missouri	121	331,143	83,297	414,440	362,622
Texas	18	199,098	45,772	244,870	250,817
Arizona	7	140,071	14,290	154,361	152,451
California	7	127,544	16,490	144,034	146,139
New York	4	135,709	1,944	137,653	111,724
Other	62	468,481	92,774	561,255	480,213
	723	$2,261,152	$473,276	$2,734,428	$2,510,181

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average DSCR as of September 30, 2026. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of September 30, 2026 and the most current collateral value available, which is most often the value at origination/purchase. The DSCR is calculated at the time of origination and is updated at the time of subsequent loan renewals, financial reviews (for applicable loans and lending relationships), and any other time management is aware of changes that may impact the DSCR. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated or the loan has reached the end of its stabilization period. For construction loans, the DSCR is based on projected stabilized cash flows and the contractual loan payments when the project stabilizes. In general, commercial borrowers with total loans of $2.5 million or more are reviewed at least annually to monitor financial performance.

	Kansas	Missouri	Texas	Arizona	California	New York	Other	Total
	(Dollars in thousands)
Hotel	$40,621	$23,204	$137,912	$116,063	$103,935	$108,167	$155,011	$684,913
Senior housing	332,604	139,655	—	—	—	—	70,899	543,158
Multi-family	185,285	67,665	19,886	—	—	—	39,528	312,364
Retail building	91,350	47,903	37,308	22,081	—	—	77,084	275,726
One- to four-family property	65,768	3,713	2,100	1,553	—	—	42,897	116,031
Office building	73,585	9,993	1,892	—	—	3,086	27,269	115,825
Single use building	11,331	17,546	—	374	23,609	24,456	—	77,316
Warehouse/manufacturing	42,094	17,148	—	—	—	—	6,103	65,345
Land	4,756	76	—	—	—	—	41,038	45,870
Other	11,712	4,240	—	—	—	—	8,652	24,604
	$859,106	$331,143	$199,098	$140,071	$127,544	$135,709	$468,481	$2,261,152

Weighted LTV	66%	65%	58%	56%	55%	51%	66%	63%
Weighted DSCR	2.19x	1.40x	1.27x	1.71x	1.48x	1.71x	1.65x	1.78x

The following table presents the unpaid principal balance of the Bank's commercial real estate and commercial construction loans aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR as of September 30, 2026.

		Unpaid	Weighted	Weighted	Weighted
	Count	Principal	Rate	LTV	DSCR
	(Dollars in thousands)
Hotel	36	$684,913	6.18%	55%	1.46x
Senior housing	54	543,158	5.36	72	1.76
Multi-family	31	312,364	5.88	62	1.29
Retail building	129	275,726	6.12	61	1.81
One- to four-family property	266	116,031	5.95	65	2.25
Office building	79	115,825	6.62	64	3.69
Single use building	28	77,316	6.40	67	1.45
Warehouse/manufacturing	51	65,345	6.54	64	2.33
Land	22	45,870	6.43	73	3.99
Other	27	24,604	6.48	56	1.84
	723	$2,261,152	5.97	63	1.78

The following table presents the Bank's commercial construction loans, including unpaid principal and undisbursed amounts, along with outstanding commercial construction loan commitments as of September 30, 2026, aggregated by type of primary collateral, as well as the weighted average rate, LTV, and DSCR. The DSCR presented in the table below is based on projected stabilized cash flows and the contractual loan payments when the project stabilizes. The weighted average DSCR for the office building line is below 1.15x due primarily to one $20.5 million construction loan for a leased medical office building that was originated during the prior quarter. The borrower anticipates selling this project once the property is constructed and rent commences. The Bank has a long-term relationship with the borrower and the borrower has extensive development experience.

		Unpaid	Undisbursed	Gross Loan	Commitment	Total	Weighted
	Count	Principal	Amount	Amount	Amount	Amount	Rate	LTV	DSCR
		(Dollars in thousands)
Multi-family	12	$62,088	$242,648	$304,736	$97,562	$402,298	6.46%	59%	1.22x
Hotel	7	50,808	63,626	114,434	—	114,434	6.86	68	1.47
Retail building	13	36,297	54,329	90,626	—	90,626	6.55	68	1.44
Senior housing	3	37,631	22,303	59,934	—	59,934	6.44	77	1.31
Office building	2	6,253	19,048	25,301	—	25,301	6.54	74	1.12
Single use building	2	—	6,358	6,358	7,399	13,757	6.32	68	1.26
One- to four-family property	6	1,530	8,251	9,781	—	9,781	6.72	77	1.18
	45	$194,607	$416,563	$611,170	$104,961	$716,131	6.54	64	1.29

Weighted average rate		6.71%	6.46%	6.54%	6.52%	6.53%
Weighted LTV		67%	64%	65%	55%	64%
Weighted DSCR		1.31x	1.31x	1.31x	1.20x	1.29x

The following table presents the Bank's commercial real estate and construction loans, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of September 30, 2026, categorized by aggregate gross loan and commitment amount, as well as average loan amount and weighted average rate, LTV, and DSCR. For amounts over $60.0 million, there were $151.1 million for loans related to hotels in Arizona and California, $142.6 million for loans related to multi-family properties in Kansas, and $69.6 million related to a loan secured by multiple senior housing facilities in Kansas. The largest loan included in the table below was $86.0 million, which was fully disbursed as of September 30, 2026, and is collateralized by a hotel in Arizona. This loan was current and performing as of September 30, 2026.

		Gross Loan
		and Commitment	Average	Weighted	Weighted	Weighted
	Count	Amounts	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Greater than $60 million	5	$363,371	$72,674	5.94%	60%	1.51x
>$50 to $60 million	4	220,980	55,245	5.46	56	1.46
>$40 to $50 million	4	191,332	47,833	6.35	54	1.48
>$30 to $40 million	13	447,691	34,438	5.88	66	1.29
>$20 to $30 million	20	471,974	23,599	6.46	66	1.17
>$10 to $20 million	31	431,344	13,914	6.53	67	1.59
>$5 to $10 million	45	322,758	7,172	5.84	69	2.48
$1 to $5 million	132	305,376	2,313	5.69	60	2.46
Less than $1 million	476	106,638	224	6.41	53	3.05
	730	$2,861,464	3,920	6.08	63	1.69

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated, along with DSCR weighted by gross loan amount at September 30, 2026. As of September 30, 2026, 59.8% of the Bank's commercial and industrial gross loan balances were to borrowers located in Kansas. The Bank had three commercial and industrial loan commitments totaling $13.8 million, with a weighted average rate of 6.38%, at September 30, 2026. Management anticipates growth in the commercial and industrial loan portfolio as the Bank advances its strategy to grow all aspects of commercial banking. However, given the inherent characteristics of these loans, balances will likely fluctuate over time.

						June 30,
	September 30, 2026					2026
		Unpaid	Undisbursed	Gross Loan	Weighted	Gross Loan
	Count	Principal	Amount	Amount	DSCR	Amount
		(Dollars in thousands)
Purchase/refinance business assets	62	$137,028	$4,470	$141,498	2.14x	$104,800
Working capital	199	100,947	37,538	138,485	5.71	156,493
Purchase equipment	57	48,299	3,018	51,317	2.27	22,485
Finance/lease vehicle	118	25,449	—	25,449	2.31	27,924
Other	85	11,911	2,597	14,508	1.17	14,245
	521	$323,634	$47,623	$371,257	3.47	$325,947

Weighted average rate		6.68%	6.41%	6.65%		6.68%

The following table presents the Bank's commercial and industrial loan portfolio, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of September 30, 2026, categorized by aggregate gross loan and commitment amounts, as well as average loan amount, and weighted average DSCR. The largest loan included in the table below was a working capital loan with a gross balance of $36.0 million, of which $3.9 million remained undisbursed as of September 30, 2026. This loan is part of the Bank's largest commercial and industrial lending relationship, which had a total gross loan balance of $83.4 million as of September 30, 2026, representing approximately 22% of the gross commercial and industrial loan portfolio at that date. The borrower is located in Kansas and, as of September 30, 2026, also maintained an additional working capital loan with a gross loan balance greater than $15 million, for a total of two loans with a gross loan amount greater than $15 million. These two loans were current and performing as of September 30, 2026.

		Gross Loan
		and Commitment	Average	Weighted
	Count	Amounts	Amount	DSCR
	(Dollars in thousands)
Greater than $15 million	4	$118,476	$29,619	1.89x
>$10 to $15 million	3	34,206	11,402	2.40
>$5 to $10 million	13	96,643	7,434	4.25
>$1 to $5 million	35	69,503	1,986	4.82
>$500 thousand to $1 million	38	28,579	752	5.81
Less than $500 thousand	431	37,650	87	3.85
	524	$385,057	735	3.54

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at September 30, 2026, approximately 79% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to the Bank's internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	September 30,		June 30,		March 31,		December 31,		September 30,
	2026		2026		2026		2025		2025
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
One- to four-family:
Originated	65	$7,240	63	$7,063	65	$6,624	83	$9,351	68	$7,338
Purchased	10	2,559	9	2,209	10	2,366	21	5,767	13	3,221
Commercial:
Commercial real estate	6	3,149	4	2,040	7	1,554	6	2,584	7	1,236
Commercial and industrial	9	2,199	10	2,132	8	771	5	1,039	1	32
Consumer	21	426	19	499	22	570	29	635	22	520
	111	$15,573	105	$13,943	112	$11,885	144	$19,376	111	$12,347

Loans 30 to 89 days delinquent
to total loans receivable, net		0.19%		0.17%		0.15%		0.24%		0.15%

	Nonaccrual Loans and OREO at:
	September 30,		June 30,		March 31,		December 31,		September 30,
	2026		2026		2026		2025		2025
	Count	Amount	Count	Amount	Count	Amount	Count	Amount	Count	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	32	$3,000	33	$3,980	31	$4,130	29	$3,223	29	$2,754
Purchased	10	3,531	12	3,694	15	5,606	6	1,469	6	1,524
Commercial:
Commercial real estate	10	2,787	10	2,821	12	2,634	12	3,358	11	3,123
Commercial and industrial	3	106	4	144	4	999	2	199	2	210
Consumer	10	133	9	176	9	72	14	218	10	94
	65	9,557	68	10,815	71	13,441	63	8,467	58	7,705

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.13%		0.17%		0.10%		0.09%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	7	$39,963	5	$39,969	6	$41,057	4	$40,338	3	$40,249
Commercial and industrial	8	1,407	8	500	7	410	1	77	2	109
	15	41,370	13	40,469	13	41,467	5	40,415	5	40,358
Total nonaccrual loans	80	50,927	81	51,284	84	54,908	68	48,882	63	48,063

Nonaccrual loans as a percentage of total loans		0.62%		0.63%		0.68%		0.60%		0.59%

OREO:
One- to four-family:
Originated(2)	—	$—	—	$—	—	$—	2	$291	1	$62
Purchased	1	299	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	1	135	1	135	1	135
	1	299	—	—	1	135	3	426	2	197
Total non-performing assets	81	$51,226	81	$51,284	85	$55,043	71	$49,308	65	$48,260

Non-performing assets as a percentage
of total assets		0.53%		0.53%		0.56%		0.50%		0.49%
(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. The decrease in commercial real estate special mention loans at September 30, 2026 compared to September 30, 2025 was due mainly to a hotel participation loan being upgraded to a pass classification as a result of an improvement in the hotel's financial results, along with a large commercial real estate loan being moved from special mention to substandard, increasing the commercial real estate substandard balance. During the current quarter, a $15 million commercial lending relationship was classified as substandard due to cash flow concerns related to the operation of the property. An appraisal is pending on that property. The loan was current at the dates presented in the table below. The remainder of the substandard commercial real estate loan balance for the periods presented in the table below primarily relates to one borrowing relationship. During the March 31, 2026 quarter, an updated appraisal was received related to the collateral securing the lending relationship. The updated appraisal was lower than the appraisal received in the prior year and, as a result, a $4.0 million specific valuation allowance was recorded as of March 31, 2026 relating to this lending relationship, which was still in place at September 30, 2026. The loans associated with this lending relationship were on nonaccrual at the dates presented in the table below.

	September 30, 2026		June 30, 2026		September 30, 2025
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,582	$21,463	$11,839	$22,620	$13,055	$20,616
Commercial:
Commercial real estate	3,966	57,344	15,626	44,798	59,993	45,550
Commercial and industrial	702	1,510	112	648	399	473
Consumer	100	393	142	356	326	322
	$17,350	$80,710	$27,719	$68,422	$73,773	$66,961

Allowance for Credit Losses: The Bank utilizes a discounted cash flow model for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates, which are dependent upon forecasted economic indices, and applying qualitative factors when deemed appropriate by management. At September 30, 2026, management applied qualitative factors to account for large dollar commercial real estate loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.
In order to model the probabilities of default used in the discounted cash flow model, the model pairs the results of a regression analysis with an economic forecast for each loan pool in the model. The regression analyses are determined by comparing historical loss rates to related economic indices. The historical loss rates are determined by using the Company's historical loss experience, or peer data when the Company's own historical loss rates are not reflective of future loss expectations. During the June 30, 2026 quarter, the Company updated the regression analyses used in the model which resulted in some changes to the amounts and levels of ACL calculated by the model. The update entailed incorporating into the ACL model additional historical loss time periods for all loan categories and resulted in a decrease in the ACL of approximately $800 thousand, mainly within the commercial construction loan category. The historical loss experience for commercial construction loans continued to show lower historical losses resulting in a lower loss rate for this loan category.

The Company's commercial real estate loans generally have low LTVs and strong DSCRs, which serve as indicators that losses in the commercial real estate loan portfolio might be unlikely; however, because there is uncertainty surrounding the nature, timing, and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial real estate loan pool, the magnitude of such a loss could be significant. The large dollar commercial real estate loan concentration qualitative factor addresses the risks associated with large dollar relationships. As part of its analysis, management considered external data, including historical commercial real estate price index trending information, from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is a risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation, as compared to more seasoned loans in our portfolio, and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of September 30, 2026, management considered external historical home price index trending information, along with historical loan loss experience, and portfolio balance trending, the one- to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The increase in the ACL to loans receivable ratio as of September 30, 2026 compared to September 30, 2025 was due primarily to establishing a $4.0 million specific valuation allowance related to a commercial real estate lending relationship during the March 31, 2026 quarter which continued to be in place at September 30, 2026, partially offset by improvement between periods in some of the commercial-related forecasted economic indices and an update to the ACL model's regression analyses (as discussed above). Based on management's evaluation of the credit risk within the Bank's commercial loan portfolio, taking into consideration DSCRs and LTVs, management believes the Bank's ACL ratio for commercial loans is appropriate for the credit risk.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2026	2026	2025	2026	2026	2025
	(Dollars in thousands)
One- to four-family	$2,227	$2,224	$3,046	0.04%	0.04%	0.05%
Commercial:
Commercial real estate	18,075	18,701	15,809	0.87	0.93	0.92
Commercial and industrial	3,375	2,810	2,499	1.04	1.03	1.19
Commercial construction	2,128	2,185	2,468	1.09	1.13	1.26
Total	23,578	23,696	20,776	0.91	0.96	0.98
Consumer	194	183	217	0.16	0.16	0.19
Total	$25,999	$26,103	$24,039	0.32	0.32	0.30

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.17%. During the 10-year period ended September 30, 2026, the Bank recognized total net charge-offs of $1.1 million. As of September 30, 2026, the ACL balance was $26.0 million and the reserve for off-balance sheet credit exposures totaled $6.4 million, which management believes is adequate for the credit risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated.

	At or For the Three Months Ended	At or For the Year Ended
	September 30, 2026	September 30, 2026
	(Dollars in thousands)
Balance at beginning of period	$26,103	$24,039
Charge-offs:
One- to four-family	(2)	(14)
Commercial	—	(225)
Consumer	(27)	(104)
Total charge-offs	(29)	(343)
Recoveries:
One- to four-family	72	74
Commercial	—	2
Consumer	5	11
Total recoveries	77	87
Net (charge-offs) recoveries	48	(256)
Provision for credit losses	(152)	2,216
Balance at end of period	$25,999	$25,999

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.09)	0.51
ACL to non-performing loans at end of period	51.05	51.05
ACL to loans receivable at end of period	0.32	0.32
ACL to net charge-offs	N/M⁽¹⁾	102x
(1) This ratio is not presented due to loan recoveries exceeding loan charge-offs during the period.

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at September 30, 2026. Overall, fixed-rate securities comprised 91% of our securities portfolio at September 30, 2026. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. During the current fiscal year, cash flows from the securities portfolio were primarily reinvested into commercial loan growth or used to pay down certain maturing FHLB borrowings.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$739,636	5.36%	3.9
Corporate bonds	4,000	5.12	5.6
	$743,636	5.36	3.9

The following table summarizes the activity in our securities portfolio based on the estimated fair value, which is also the carrying value, for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Year Ended
	September 30, 2026			September 30, 2026
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$783,559	5.42%	3.4	$867,216	5.45%	4.8
Maturities and repayments	(32,051)			(145,178)
Net amortization of (premiums)/discounts	930			3,659
Purchases	—	—	—	37,786	4.22	6.5
Change in valuation on AFS securities	(17,624)			(28,669)
Ending balance - carrying value	$734,814	5.36	3.9	$734,814	5.36	3.9

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2026			June 30, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$662,523	—%	9.7%	$671,852	—%	9.8%	$601,371	—%	9.1%
Interest-bearing checking	905,905	0.25	13.2	914,462	0.25	13.3	859,256	0.21	13.0
High yield savings	796,312	3.60	11.6	731,580	3.60	10.7	460,712	3.88	7.0
Other savings	422,381	0.07	6.2	433,807	0.07	6.3	423,942	0.07	6.5
Money market	1,196,177	1.16	17.4	1,209,512	1.13	17.7	1,233,487	1.29	18.7
Certificates of deposit	2,875,871	3.49	41.9	2,889,492	3.48	42.2	3,012,680	3.74	45.7
	$6,859,169	2.12	100.0%	$6,850,705	2.09	100.0%	$6,591,448	2.26	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and CDs at the dates presented.

	September 30, 2026			June 30, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$438,538	—%	6.4%	$445,719	—%	6.5%	$409,722	—%	6.2%
Interest-bearing checking	832,272	0.10	12.1	828,292	0.05	12.1	790,783	0.08	12.0
High yield savings	796,312	3.60	11.6	731,580	3.60	10.7	460,712	3.88	7.0
Other savings	418,918	0.07	6.1	429,050	0.07	6.2	420,330	0.07	6.4
Money market	1,026,034	1.01	15.0	1,046,190	0.99	15.3	1,050,841	1.07	15.9
Total	3,512,074	1.14	51.2	3,480,831	1.08	50.8	3,132,388	0.96	47.5
Commercial non-maturity deposits:
Non-interest-bearing checking	223,985	—	3.2	226,133	—	3.3	191,649	—	2.9
Interest-bearing checking	73,633	2.02	1.1	86,170	2.13	1.2	68,473	1.72	1.0
Savings	3,463	0.05	0.1	4,757	0.05	0.1	3,612	0.05	0.1
Money market	170,143	2.06	2.5	163,322	2.01	2.4	182,646	2.52	2.8
Total	471,224	1.06	6.9	480,382	1.07	7.0	446,380	1.29	6.8
Certificates of deposit:
Retail certificates of deposit	2,766,350	3.48	40.3	2,770,322	3.47	40.4	2,828,982	3.73	43.0
Commercial certificates of deposit	50,097	3.38	0.7	52,088	3.39	0.8	61,819	3.64	0.9
Public unit certificates of deposit	59,424	3.88	0.9	67,082	3.93	1.0	121,879	4.06	1.8
Total	2,875,871	3.49	41.9	2,889,492	3.48	42.2	3,012,680	3.74	45.7
	$6,859,169	2.12	100.0%	$6,850,705	2.09	100.0%	$6,591,448	2.26	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit CDs at the dates noted.

	September 30, 2026			June 30, 2026			September 30, 2025
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$6,278,424	2.17%	91.5%	$6,251,153	2.14%	91.2%	$5,961,370	2.28%	90.5%
Total commercial deposits	521,321	1.28	7.6	532,470	1.29	7.8	508,199	1.58	7.7
Public unit certificates of deposit	59,424	3.88	0.9	67,082	3.93	1.0	121,879	4.06	1.8
	$6,859,169	2.12	100.0%	$6,850,705	2.09	100.0%	$6,591,448	2.26	100.0%

As of September 30, 2026, approximately $782.6 million (or approximately 13%) of the Bank's Call Report deposit balance was uninsured, of which approximately $641.4 million (or approximately 10% of the Bank's Call Report deposit balance) related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with the associated weighted average contractual and effective rates as of September 30, 2026. Amortizing FHLB advances totaling $191.3 million are presented based on their maturity dates versus their quarterly scheduled repayment dates. Included in the fiscal year 2027 amount are $125.0 million of adjustable-rate advances with short-terms to maturity that replaced $125.0 million of fixed-rate advances that matured during the current quarter. Adjustable-rate advances were used, in part, to better match the repricing characteristics of the Bank's growing commercial loan portfolio. Additionally, the short-term nature of these advances provides the Bank with flexibility to pay them down should its balance of cash increase. The weighted average rate of these advances, as of September 30, 2026, was 4.07%, and was tied to an overnight borrowing rate, which, given the current shape of the yield curve, cost less than longer-term fixed rate advances.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2027	$482,500	2.96%	3.07%
2028	846,311	4.02	4.00
2029	222,500	3.96	4.12
2030	65,000	4.20	4.20
	$1,616,311	3.71	3.74
(1)The effective rate includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented.

	For the Three Months Ended			For the Year Ended
	September 30, 2026			September 30, 2026
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,637,480	3.72%	1.4	$1,950,984	3.54%	1.5
Maturities and repayments	(196,169)	3.77		(934,673)	3.39
New FHLB borrowings	175,000	3.93	0.1	600,000	3.83	1.7
Ending balance	$1,616,311	3.74	1.1	$1,616,311	3.74	1.1
Included in the amount of new FHLB borrowings during the current year were $425.0 million of advances that were used to prepay $425.0 million of existing advances, which are included in maturities and repayments. During the March 31, 2026 quarter, the Bank prepaid $375.0 million of fixed-rate advances with a weighted average effective rate of 4.36% and a WAM of 0.9 years and replaced them with $375.0 million of fixed-rate advances with a weighted average effective rate of 3.81% and a WAM of 2.4 years. This transaction resulted in prepayment fees of $2.1 million, which are being recognized in interest expense over the life of the new FHLB advances. During the December 31, 2025 quarter, the Bank prepaid a $50.0 million fixed-rate advance with a weighted average effective rate of 4.03% and a WAM of 0.5 years and replaced it with a $50.0 million fixed-rate advance with a weighted average effective rate of 3.64% and a WAM of 2.0 years. This transaction resulted in prepayment fees of $11 thousand, which are being recognized in interest expense over the life of the new FHLB advance. These prepayment activities are reflected in the table above.

Management will continue to monitor opportunities for wholesale funding and may pay down FHLB advances in future periods. The Bank may also continue to renew certain fixed-rate advances in the future using adjustable-rate advances in order to better match the repricing characteristics of its increasing commercial loan portfolio.

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of CDs, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of September 30, 2026.

	December 31,	March 31,	June 30,	September 30,
	2026	2027	2027	2027	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$732,979	$551,289	$652,734	$304,136	$2,241,138
Repricing Rate	3.54%	3.55%	3.49%	3.22%	3.48%
Public Unit Certificates:
Amount	$18,000	$19,000	$11,644	$10,780	$59,424
Repricing Rate	3.62%	4.14%	4.04%	3.71%	3.88%
Term Borrowings:
Amount	$125,000	$100,000	$150,000	$100,000	$475,000
Repricing Rate	4.07%	1.24%	2.99%	3.73%	3.06%
Total
Amount	$875,979	$670,289	$814,378	$414,916	$2,775,562
Repricing Rate	3.62%	3.22%	3.40%	3.35%	3.42%

The following table sets forth the WAM information for our CDs, in years, as of September 30, 2026.

Retail certificates of deposit	0.8
Commercial certificates of deposit	0.7
Public unit certificates of deposit	0.4
Total certificates of deposit	0.8

Average Rates and Lives
At September 30, 2026, the gap between the amount of the Bank's interest-earning assets and interest-bearing liabilities projected to mature or reprice within one year was $(1.09) billion, or (11.3)% of total assets, compared to $(1.13) billion, or (11.7%) of total assets, at June 30, 2026. The change in the one-year gap amount was due primarily to a net decrease in the amount of projected interest-bearing liability cash flows coming due in one year. This decrease was due primarily to the projected timing of deposit cash flows including those from the Bank's CD portfolio which extended out as more customers opened longer-term CDs during the quarter. The decreases due to the projected timing of deposit cash flows were partially offset by an increase in liability cash flows related to the Bank's wholesale borrowings portfolio as it continued to season.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and CD portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2026, the Bank's projected one-year gap would have been $(1.13) billion, or (11.7)% of total assets. If interest rates were to decrease 200 basis points, as of September 30, 2026, the Bank's one-year gap would have been projected to be $(609.9) million, or (6.3)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2026, as applicable. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the interest rate swap and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of the interest rate swap.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$734,814	5.36%	4.1		8.0%
Loans receivable:
Fixed-rate one- to four-family	4,651,070	3.62	6.8	56.5%	50.6
Fixed-rate commercial	924,208	5.79	1.4	11.2	10.1
All other fixed-rate loans	30,580	7.38	7.1	0.4	0.3
Total fixed-rate loans	5,605,858	4.00	5.9	68.1	61.0
Adjustable-rate one- to four-family	858,329	4.70	4.3	10.5	9.3
Adjustable-rate commercial	1,660,578	6.05	2.6	20.2	18.1
All other adjustable-rate loans	101,840	7.20	6.9	1.2	1.1
Total adjustable-rate loans	2,620,747	5.66	3.4	31.9	28.5
Total loans receivable	8,226,605	4.53	5.1	100.0%	89.5
FHLB stock	75,113	9.21	1.2		0.8
Cash and cash equivalents	150,292	3.43	—		1.7
Total interest-earning assets	$9,186,824	4.61	4.9		100.0%

Non-maturity deposits	$3,320,775	1.36	4.8	53.6%	42.5%
Retail certificates of deposit	2,766,350	3.48	0.8	44.6	35.4
Commercial certificates of deposit	50,097	3.38	0.7	0.8	0.6
Public unit certificates of deposit	59,424	3.88	0.4	1.0	0.8
Total interest-bearing deposits	6,196,646	2.35	3.0	100.0%	79.3
Term borrowings	1,617,454	3.74	1.1		20.7
Total interest-bearing liabilities	$7,814,100	2.64	2.6		100.0%